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Exhibit 99.1

                                                                 PR NEWSWIRE


            NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
              AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2010


Red Bank, N.J. February 12, 2010 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the first quarter of fiscal 2010 which appear below compared with the first quarter of fiscal 2009.


                                First Fiscal      First Fiscal    Percentage
                                  Quarter            Quarter        Change
                                Ended 1/31/10     Ended1/31/09
                                -------------     ------------    ----------

German Royalties Received        $ 4,894,409       $10,180,979      -51.93%
Net Income                       $ 4,616,291       $ 9,846,469      -53.12%
Net Income per Unit                 $0.50             $1.07         -53.27%
Distribution per Unit               $0.50             $1.06         -52.83%


Net income in the first quarter of 2010 was lower than the first quarter 2009 due to the significant decline in gas prices combined with a smaller decline in gas sales. Lower prices and sales occurred under both royalty agreements. While the average value of the Euro relative to the dollar was higher, it had the least impact of all these factors. The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Relevant details are shown below.

                             1st Fiscal Qtr.  1st Fiscal Qtr.    Percentage
                             Ended 1/31/10    Ended 1/31/09        Change
                             --------------    --------------    ----------
Mobil Agreement:
  Gas Sales (Bcf)(1)            11.861            13.699            -13.42%
  Gas Prices (Ecents/Kwh)(2)    1.6491            3.1861            -48.24%
  Gas Prices ($/Mcf)(3)         $ 6.88            $12.30            -44.07%
  Average Exchange Rate (4)     1.4493            1.3404            + 8.12%

OEG Agreement:
  Gas Sales (Bcf)               30.616            34.351            -10.87%
  Gas Prices (Ecents/Kwh)       1.9151            3.4411            -44.35%
  Gas Prices ($/Mcf)            $ 7.74            $12.93            -40.14%
  Average Exchange Rate         1.4405            1.3382            + 7.64%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers

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For the quarter just ended, Trust interest income decreased 98.08% to $181 from $9,451 in the first quarter of fiscal 2009, reflecting the continuing low interest rates applicable during the period along with the reduced funds available for investment. Trust expenses for the first quarter of fiscal 2010 decreased 19.09% or $65,662 to $278,299 in comparison to $343,961 in the
prior year's equivalent period.   The decrease in costs primarily reflects a
reduction in Trustee's fees, which are calculated based on provisions specified in the Trust Agreement.

The previously declared distribution of $0.50 per unit will be paid on February 24, 2010 to owners of record as of February 12, 2010. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008
or via e-mail at jvankirk@neort.com.   The Trust's website is www.neort.com.